EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-75367) of our report dated November 8, 2002 relating to the financial statements of the Network Diagnostics Division of Tekelec (A wholly owned operation of Tekelec), which appears in Catapult Communications Corporation’s Report on Form 8-K/A.

/s/ PricewaterhouseCoopers, LLP
Los Angeles, California
November 12, 2002